
   FORM 4                           U.S. SECURITIES AND EXCHANGE COMMISSION
   Check this box is                        Washington, D.C. 20549                              OMB APPROVAL
   no longer subject             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP       OMB No.                   3235-0287
   to Section 16.                                                                   Expires:         September 30, 1998
   Form 4 or Form 5            Filed pursuant to Section 16(a) of the Securities    Estimated
   obligations may                Exchange Act of 1934, Section 17(a) of the        average
   continue.                      Public Utility Holding Company Act of 1935        burden hrs.
   See Instruction 1(b).    or Section 30(f) of the Investment Company Act of 1940  per response                    0.5

1) Name and Address of Reporting Person* 2) Issuer Name and Ticker or Trading Symbol 6) Relationship of Reporting Person(s)
                                            CONSOLIDATED CAPITAL INSTITUTIONAL          to Issuer
        Insignia Properties, L.P.           PROPERTIES III

  (Last)    (First)     (MI)             3) IRS Or Social      4) Statement for       [  ] Director   [X] 10% Owner
                                            Security Number       Month/Year          [  ] Officer    [ ] Other
One Insignia Financial Plaza                of Reporting                               (give title below)    (specify below)
P.O. Box 1089                               Person                FEBRUARY 1998
                                            (Voluntary)           -------------         -----------------------------------
  (Street)                                                     5) If Amendment,     7)    Individual or Joint/Group Filing
                                                                  Date, of                (Check Applicable Line)
Greenville, SC 29602                                              Original
                                                                  (Month/Year)         [ ] Form filed by One Reporting Person
  (City)    (State)     (Zip)                                                          [X] Form filed by More than One
                                                                                            Reporting Person

                         TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          ------------------------------------------------------------------------------

1) Title of Security        2) Transaction  3) Trans-      4)  Security Acquired    5) Amount of    6) Ownership    7) Nature of
        (Instr. 3)             Date            action          or Disposed             Securities      Form:           Indirect
                               (Month/         Code            of (D)                  Beneficially    Direct (D)      Beneficial
                               Day/Year)       (Inst.8)        (Inst. 3, 4 & 5)        Owned at        or              Ownership
                                              ----------    -----------------------    End of          Indirect        (Inst.4)
                                              Code     V    Amount     (A)    Price    Month           (I)
                                                                       (D)             (Inst.3&4)      (Inst. 4)
---------------------------------------------------------------------------------------------------------------------------------
LIMITED PARTNERSHIP UNITS        2/11/98        P            13.80      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            10.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.20       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            40.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            9.10       A     94.86                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            40.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            18.10      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            60.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            18.30      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            21.30      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            60.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            80.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            4.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            4.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            40.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            70.9       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            12.6       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            10.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            31.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            20.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            20.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            18.2       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            12.6       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            19.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            6.00       A    101.67                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            16.1       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            8.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            15.00      A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P            7.00       A     94.91                         D
---------------------------------------------------------------------------------------------------------------------------------
                                 2/11/98        P           120.00      A     94.91  44,062.50              D
---------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                 SEC 1474 (8/92)


 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
 ------------------------------------------------------------------------------

1) Title of Derivative Security 2) Conversion   3) Transaction 4) Transaction  5) Number of Derivative 6) Date
    (Inst. 3)                      or Exercise     Date           Code            Securities Acquired     Exercisable
                                   Price of        (Month/       (Inst.8)         (A) or Disposed         and Expiration
                                   Derivative      Day/Year)                      of (D)                  Date (Month/
                                   Security                                       (Inst. 3,4&5)           Day/Year)
                                                                ------------   ----------------------
                                                                Code      V        (A)         (D)     Date           Expiration
                                                                                                       Excercisable   Date


7) Title and Amount of        8) Price of    9) Number of     10) Ownership      11) Nature of Indirect
   Underlying Securities         Derivative     Derivative        Form of            Beneficial
   (Inst. 3 & 4)                 Security       Securities        Derivative         Ownership
                                 (Inst. 5)      Beneficially      Security:          (Inst. 4)
                                                Owned at          Direct (D) or
                                                End of Month      Indirect (I)
---------------------------                     (Instr. 4)       (Instr. 4)
                 Amount or
    Title          Number
                 of Shares


EXPLANATION OF RESPONSES:
------------------------

The referenced Units are directly owned by Insignia Properties, L.P. (IPLP" or the Designated File"). The same shares may be deemed to be indirectly owned by:

1. Insignia Properties Trust ("IPT"), which is the general partner of the Designated Filer.

2. Insignia Financial Group, Inc. ("Insignia"), which is owner of all of the outstanding Class B Common Shares of Beneficial Interest in IPT, entitling it to elect a majority of the trustees of IPT.

3. Andrew L. Farkas, who is the beneficial owner of approximately 28.4% of the outstanding common stock of Insignia. Insignia owns all of the outstanding Class B Common shares of Beneficial Interest in IPT, entitling it to elect a majority of the trustees of IPT. Mr. Farkas is a trustee of IPT.


INSIGNIA PROPERTIES TRUST

By:  /s/ William H. Jarrard Jr.
     --------------------------
     William H. Jarrard, Jr. Sr. Vice President


INSIGNIA FINANCIAL GROUP, INC.


By:  /s/ Daniel M. LeBey
     -------------------
     Daniel M. LeBey, Assistant General Counsel and Assistant Secretary


     /s/ Andrew L. Farkas
     --------------------
     Andrew L. Farkas



**Intentional misstatments or  omissions of facts constitute
  Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).


/s/William H. Jarrard, Jr.                          March 10, 1998
--------------------------------------              -------------
**Signature of Reporting Person                     Date

By:  William H. Jarrard, Jr.


                                                                 SEC 1474 (8/92)

                                                                       FEB-1998